BIO-PRESERVE

International Corporation

August 15, 2000

Perfusion Systems Inc.
c/o Suite 305 - 1208 Wharf Street
Victoria, BC
V8W 3B9

Attention: Ian Middleton,

Dear Sirs:

Re: Memorandum of Understanding dated April 21, 2000 between Bio-Preserve
International Corporation and Perfusion Systems Inc. (the "MoU")

We have reviewed the MoU and note that it has a term of 120 days from April 21, 2000. As we have not yet completed all the provisions of the MoU including the closing of the Share Exchange Agreement, we would like to extend the term by an additional 90 days, as provided for in the MoU.

Kindly sign below to indicate your acceptance and approval of this extension. Thank you.

Yours truly,

BIO-PRESERVE INTERNATIONAL CORPORATION

/s/ Fereydoon Sadri

Fereydoon Sadri,
President & Director

We agree to extend the term of the MoU by an additional 90 days.

PERFUSION SYSTEMS INC.

/s/ Ian Middleton
Ian Middleton
President & Director